Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

THE DUCKHORN PORTFOLIO, INC.

The Duckhorn Portfolio, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on March 22, 2021 (the “Amended and Restated Certificate of Incorporation”).

2. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. That Article VI of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE VI – LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Sean Sullivan, its Executive Vice President, Chief Strategy and Legal Officer, this 23rd day of January, 2023.

By:	/s/ Sean Sullivan
Name:	Sean Sullivan
Title:	Executive Vice President, Chief Strategy and Legal Officer